Exhibit 23.8
CONSENT OF CB RICHARD ELLIS
Apartment Investment and Management Company
AIMCO Properties, L.P.
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237
Ladies and Gentlemen:
     We hereby consent to the filing of our broker opinions of value listed below in the Prospectus to the Registration Statement on Form S-4 filed by Apartment Investment and Management Company and AIMCO Properties, L.P. with the Securities and Exchange Commission with respect to VMS National Properties Joint Venture.
     We also consent to the reference to our firm and the descriptions of our methodology for arriving at our broker opinions of value in Amendment No. 3 to the Prospectus to the Registration Statement on Form S-4 filed on or about January 10, 2007 (including any amendments and/or supplements to such Prospectus). We further acknowledge and agree that our consent may be evidenced by the transmission of an executed facsimile copy of this letter and that such transmission may be deemed to be an original signature.

CB RICHARD ELLIS
Dated:	January 12, 2006